Exhibit 2.1

PLAN OF CONVERSION

OF

LIFELOGGER TECHNOLOGIES CORP.,

a Nevada corporation

INTO

CAPITAL PARK HOLDINGS CORP.,

a Delaware corporation

THIS PLAN OF CONVERSION (this “Plan”), dated as of April 10, 2019, sets forth the terms, conditions, and other provisions with respect to the proposed conversion of LifeLogger Technologies Corp., a Nevada corporation (the “Converting Entity”) into a Delaware corporation. This Plan and the conversion described herein have been approved as required by the applicable provisions of the Nevada Revised Statutes, as amended, and the Delaware General Corporation Law, as amended.

1. Name of the Converting and Converted Entities. The name of the Converting Entity is LifeLogger Technologies Corp. The name of the converted entity is Capital Park Holdings Corp., a Delaware corporation (the “Converted Entity”).

2. Continuation. The Converting Entity is continuing its existence in the organizational form of the Converted Entity.

3. Entity and Jurisdiction of Converted Entity. The Converted Entity is to be a corporation, and the State under the laws of which the Converted Entity is to be formed is the State of Delaware.

4. Manner of Conversion of Shares. The manner and basis of converting the shares of the Converting Entity into shares in the Converted Entity shall be as follows:

The shares of issued and outstanding Common Stock, with a par value $0.001 per share, immediately prior to the Effective Time (as defined in Section 6 hereof), and all rights in respect thereof, shall forthwith, at the Effective Time, automatically, and without further action on the part of the Converting Entity, be converted into shares of the equivalent class of Class A Common Stock, each with a par value $0.001 per share, on a 7 shares of Common Stock (immediately prior to the Effective Time) to 1 share of Class A Common Stock basis.

The shares of issued and outstanding Series A Preferred Stock and Series B Preferred Stock, each with a par value $0.001 per share, immediately prior to the Effective Time (as defined in Section 6 hereof), and all rights in respect thereof, shall forthwith, at the Effective Time, automatically, and without further action on the part of the Converting Entity, be converted into shares of the equivalent class of Series A Preferred Stock and Series B Preferred Stock, each with a par value $0.001 per share, on a 1:1 basis, respectively.

5. Certificate of Incorporation of Converted Entity. The Certificate of Incorporation of the Converted Entity is attached hereto as Exhibit “A” and is incorporated herein by reference.

6. Effective Time. The conversion will be effective as indicated in the corresponding Articles of Conversion and Certificate of Conversion filed with the Secretary of State of the State of Nevada and the Secretary of State of the State of Delaware, as applicable (the “Effective Time”).

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has adopted this Plan as of the date first above written, to be effective as of the Effective Time.

LIFELOGGER TECHNOLOGIES CORP.

By:	/s/ Eric Blue
Name:	Eric Blue
Title:	Chief Executive Officer

EXHIBIT A

Certificate of Incorporation

of

Capital Park Holdings Corp.

(See attached)